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                                                                   EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

The Hotel Industry Switch Company                    Delaware

The Hotel Clearing Corporation                       Delaware

Pegasus IQ, Inc.                                     Delaware

TravelWeb, Inc.                                      Delaware

Driving Revenue, L.L.C.                              Maryland

Pegasus Systems, Inc. (UK) Limited                   UK